Exhibit 23.6

CONSENT OF FREEDONIA CUSTOMER RESEARCH, A DIVISION OF MARKETRESEARCH.COM

Freedonia Customer Research, a division of MarketResearch.com (“Freedonia”) hereby consents to the references by Jack Cooper Holdings, Corp. (the “Company”) to Freedonia’s market and industry data and information from its report dated January 15, 2015, which data and information are cited in the Company’s Registration Statement on Form S-4 and any amendments thereto filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to the use of Freedonia’s name in connection with the use of such data and information in the Registration Statement.  Freedonia also hereby consents to the filing of this consent as an exhibit to the Registration Statement.

FREEDONIA CUSTOMER RESEARCH, a division of MarketResearch.com

By:	/s/ Andrew Fauver
Name: Andrew Fauver
Title: President — Freedonia Customer Research, a division of MarketResearch.com
Date: April 11, 2016